June 29, 2011

Leading Brands, Inc.
Suite 1 800 - 1500 West Georgia Street
Vancouver, BC
V6G2Z6

Dear Sirs/Mesdames:

Re:	Leading Brands, Inc. - Form S-8 Registration Statement Relating to Stock Options

We are British Columbia solicitors to Leading Brands, Inc. (the "Company"). We have been requested by the Company to provide the opinion expressed herein in connection with the preparation and filing with the United States Securities and Exchange Commission (the "SEC") of the Company's registration statement on Fonn S-8 (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Act"). We understand that the purpose of the Registration Statement is to register under the Act an additional 500,000 Common shares of the Company (the "Shares") which were authorized by the board of directors of the Company on May 27, 2010 for issuance pursuant to the exercise of stock options, on the terms and conditions from time to time determined by the board of directors.

The following opinion is limited solely to the applicable provisions of the Business Corporations Act (British Columbia), and we have assumed that there is nothing in any other law which affects our opinions expressed herein.

For the purpose of the opinions expressed herein, we have examined the Articles and Notice of Articles of the Company and originals or copies authenticated or identified to our satisfaction of records of the Company, of certificates or records of public officials and governmental bodies and authorities, of certificates of officers or representatives of the Company and of other records, contracts and instruments and we have made such investigations and searches and considered such questions of law, all as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original copies and the conformity to authentic original documents of all documents submitted to us as certified copies, photocopies, facsimile copies or electronically filed copies dated as of the date hereof.

Based on and subject to the foregoing, we are of the opinion that, as at June 29, 2011, upon the granting by the board of directors of the Company of stock options in respect of the Shares, consideration in full being paid on exercise of such stock options in accordance with the terms of the option agreements relating to the options and the passing of all necessary resolutions of the board of directors of the Company, the Shares issuable on such exercise will be validly issued as fully paid and non-assessable.

Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

DuMOULIN BLACK LLP